Exhibit 10.1
MUTUAL RESTRUCTURING AND SEPARATION AGREEMENT
     This Mutual Restructuring and Separation Agreement (this “Agreement”) is made and entered into as of May 1, 2007 (the “Contract Date”), by and between Charles R. Mollo (“Employee” or “You”) and Mobility Electronics, Inc., a Delaware corporation (the “Company” or “Employer”). Employee and the Company are sometimes each referred to herein as a “Party” and collectively, as the “Parties”. Terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Employment Agreement (as defined below).
WITNESSETH:
     WHEREAS, Employee and the Company are parties to that certain Employment Agreement, dated as of June 1, 2003 (the “Employment Agreement”); and
     WHEREAS, Employee and the Company desire to restructure their business relationship as provided herein;
     NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:
     1. Effective June 8, 2007 (the “Separation Date”), your employment with the Company (including your offices of Chairman of the Board, Chief Executive Officer and President) is hereby terminated and the Employment Agreement is hereby terminated in its entirety and is of no further force or effect, except that Sections 5, 6, 9 and 10 of the Employment Agreement shall remain in full force and effect. The Parties understand and agree that neither the making of this Agreement nor the fulfillment of any condition or obligation of this Agreement constitutes an admission of any liability or wrongdoing by the Company, Employee, any Company Release (as defined below) or any Employee Releasee (as defined below).
     2. This Agreement supersedes any and all other agreements, written or verbal, which may exist between the Company and Employee concerning Employee’s separation from the Company, including without limitation any representations made to Employee by any executive officer or director of the Company.
     3. Employee Acknowledgments.
          (a) You have been advised by the Company to consult with the attorney of your choice prior to signing this Agreement.
          (b) You have been given a period of at least twenty-one (21) days within which to consider this Agreement.
          (c) You would not be entitled to receive the consideration offered to You and referred to in Section 6 below but for your signing this Agreement.

          (d) You may revoke this Agreement within seven (7) days after the date You sign it by providing written notice of the revocation to the Company no later than the seventh day after You sign it. The written notice of revocation may be mailed to:

Joan E. Dawson
Mobility Electronics, Inc.
17800 N. Perimeter Drive, #200
Scottsdale, AZ 85255
               Alternatively, You may fax the written notice of revocation to Joan E. Dawson of Mobility Electronics, Inc. at (480) 477-3551.
               It is understood and agreed that any notice of revocation received by the Company after the expiration of this seven (7) day period shall be null and void.
     4. It is further expressly agreed by the Parties that this Agreement shall not become effective or enforceable and the consideration referred to in Section 6 below will not be paid until the seven (7) day revocation period described in Section 3(d) above has expired. Therefore, it is expressly agreed by the Parties that the “Effective Date” of this Agreement is the first day after the date the seven (7) day revocation period has expired.
     5. Employee represents that he has consulted or has had sufficient opportunity to discuss with any person, including the attorney of his choice, all provisions of this Agreement, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, and that he is voluntarily entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of the Company or its representatives.
     6. Provided that Employee does not revoke this Agreement and complies with his obligations hereunder, the Company agrees as follows:
          (a) The Company will pay to Employee an amount equal to: (i) Employee’s current annual salary of $340,080; and (ii) Employee’s maximum bonus for 2007 (which assumes that 100% of the targets were achieved), which amount is $238,056 (collectively, the “Severance Payout Amount”). The Severance Payout Amount shall be paid in accordance with the Company’s normal bi-weekly pay periods in twenty-six equal installments of $22,236 (less statutory deductions), commencing on June 22, 2007, and continuing for twenty-five consecutive pay periods thereafter.
          (b) The Parties agree that the Severance Payout Amount includes all of Employee’s accrued and unused paid time off.
          (c) The Company will reimburse Employee for medical and dental benefits, according to those benefits chosen by Employee for continuation under The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), until June 8, 2008. As of June 8, 2008, Employee may elect to continue COBRA coverage at his own expense. The Company will also continue to provide Employee with coverage under its existing Execu-Care Policy until June 8, 2008.

     7. Effective as of the Separation Date, all restricted stock units granted under that certain Restricted Stock Unit Award Agreement, dated as of January 13, 2005 (the “Restricted Units Agreement”), by and between the Company and Employee, are hereby vested. The Company will use its reasonable commercial efforts to issue a stock certificate for the shares underlying the Restricted Units Agreement on June 8, 2007, or as soon as possible thereafter.
     8. Reference is hereby made to that certain Incentive Stock Option Agreement, dated as of December 16, 2003, by and between the Company and Employee (the “Incentive Stock Option Agreement”). Effective as of the Separation Date, Sections 2, 3 and 8 of the Incentive Stock Option Agreement are hereby amended to read in their entirety as follows:
          “2. Character of Option. The Option is not an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.”
          “3. Term. The Option will expire on the sixth anniversary of the Date of Grant.”
          “8. Termination. The Option shall terminate on the expiration date set forth in Section 3 above.”
This Agreement shall serve as an amendment to the Incentive Stock Option Agreement reflecting the above amendments.
     9. Reference is hereby made to that certain Non-Qualified Stock Option Agreement, dated as of December 16, 2003, by and between the Company and Employee (the “Non-Qualified Stock Option Agreement”). Effective as of the Separation Date, Sections 3 and 8 of the Non-Qualified Stock Option Agreement are hereby amended to read in their entirety as follows:
          “3. Term. The Option will expire on the sixth anniversary of the Date of Grant.”
          “8. Termination. The Option shall terminate on the expiration date set forth in Section 3 above.”
This Agreement shall serve as an amendment to the Non-Qualified Stock Option Agreement reflecting the above amendments.
     10. Except as provided in Section 6(c) above, Employee’s health insurance and all other Company benefits will terminate according to the terms of the plans. This provision is not, however, intended to waive Employee’s rights under COBRA. Employee acknowledges that the Company will provide the COBRA notice, in accordance with federal guidelines, under which Employee may elect continuation of coverage.
     11. Notwithstanding anything in this Agreement to the contrary, the Parties understand that to the extent Employee may have vested rights pursuant to Employer’s group health insurance plans, group life insurance plans, and the 401(k) plan, such rights are excluded from the scope of this Agreement and are not terminated or released by it.

     12. Effective as of the Separation Date, You hereby resign as a director of the Company and as the Chairman of the Board of Directors of the Company (the “Board”); it being agreed and understood that this Agreement shall serve as irrevocable written notice of such resignation.
     13. Commencing on the Separation Date and continuing until the second anniversary of the Separation Date, You agree to make yourself available to consult with the Chief Executive Officer of the Company (the “CEO”) on matters concerning the Company as reasonably requested by the CEO from time to time; provided, however, that in no event shall You be required to devote more than ten (10) hours of your time to performing such services during any consecutive thirty (30) day period. You and the Company agree that You will receive no compensation for performing such services, but You will be reimbursed for all reasonable out-of-pocket expenses you incurred in performing such services (with any expenses over $1,000 requiring the prior written approval of the CEO).
     14. Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company or any of its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise other than the representations contained in this Agreement.
     15. Employee agrees as follows:
          (a) As a material inducement to the Company to enter into this Agreement and subject to the terms of this Section 15, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of its parent, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, (collectively “Company Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claim” or “Claims”) which Employee now has, owns, holds, or which Employee at any time heretofore had, owned, or held against each of the Company Releasees, including, but not limited to: (a) all Claims under the Age Discrimination in Employment Act of 1967, as amended; (b) all Claims under Title VII of the Civil Rights Act of 1964, as amended; (c) all Claims under the Employee Retirement Income Security Act of 1974, as amended; (d) all Claims arising under the Americans With Disabilities Act of 1990, as amended; (e) all Claims arising under the Family and Medical Leave Act of 1993, as amended; (f) all Claims related to Employee’s employment with the Company; (g) all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay, sexual orientation or otherwise; (h) all Claims of wrongful discharge, breach of an implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, breach of any implied covenant of good faith and fair dealing and any other federal, state, or local common law or statutory claims, whether in tort or in contract; (i) all Claims related to unpaid wages, salary, overtime compensation, bonuses, severance pay, vacation pay or other compensation or benefits arising out of Employee’s employment with the Company; (j) all claims arising under any federal, state or local regulation, law, code or statute;

(k) all claims of discrimination arising under any state or local law or ordinance; and (l) all claims relating to any agreement, arrangement or understanding that Employee has, or may have, with the Company (including, without limitation, the Employment Agreement, but specifically excluding this Agreement, the Incentive Stock Option Agreement, the Non-Qualified Stock Option Agreement and the Restricted Units Agreement). Notwithstanding anything to the contrary contained in this subsection (a), the Company agrees that: (i) Employee shall remain a beneficiary under any past and current Directors and Officers Insurance policies, and notwithstanding anything to the contrary contained in this Agreement, Employee is not releasing in any way any coverage under said insurance policies; and (ii) the Indemnity Agreement, dated as of May 26, 2004, by and between the Company and Employee (the “Indemnity Agreement”) shall remain in full force and affect and shall not be affected by this Agreement.
          (b) Employee covenants and promises not to sue or otherwise pursue legal action against the Company, other than for breach of this Agreement or the Other Agreements (as defined below), and further covenants and promises to indemnify and defend the Company from any and all such claims, demands and causes of action, including the payment of reasonable costs and attorneys’ fees relating to any claim, demand, or causes of action brought by him. Employee agrees that should any legal action be pursued on his behalf by any person or other entity against the Company regarding the claims released by the Company in this Agreement, Employee will not accept recovery from such action, but will assign such recovery to the Company and agrees to indemnify the Company against such claims and assessment of damages. Employee further represents that he has filed no lawsuits against the Company.
          (c) Employee further promises and agrees that he will not at any time disparage the Company or any of its employees, products, operations, policies, decisions, advertising or marketing programs, if the effect of such disparagement reasonably could be anticipated to cause material harm to the Company’s reputation, business, interests or to the morale among its work force, or the reputation of any Company employee. Additionally, Employee will refer all inquiries that he receives (whether written or oral) regarding the business or operations of the Company to the CEO (or his designee). Employee will make reasonable efforts to transition Company information to an authorized representative of the Company.
     16. The Company agrees as follows:
          (a) As a material inducement to Employee to enter into this Agreement and subject to the terms of this paragraph, the Company, on its own behalf and on behalf of each of the Company Releasees, hereby irrevocably and unconditionally releases, acquits and forever discharges Employee, and his heirs, representatives, successors and assigns and all persons acting by, through, under or in concert with any of them (collectively, the “Employee Releasees”), from any and all Claims which any Company Releasee now has, owns, holds, or which any Company Releasee at any time heretofore had, owned, or held against any of the Employee Releasees (including, without limitation, any Claims arising out of, in connection with, or related to Employee’s involvement as an officer or director of the Company).
          (b) The Company covenants and promises not to sue or otherwise pursue legal action against Employee, other than for breach of this Agreement or the Other Agreements, and further covenants and promises to indemnify and defend Employee from any and all such claims, demands and causes of action, including the payment of reasonable costs and attorneys’ fees relating to any claim, demand, or causes of action brought by the Company. The Company agrees that should any legal action be pursued on his behalf by any person or other entity against Employee regarding the claims released in this Agreement, the Company will not accept recovery from such action, but will assign such recovery to Employee and agrees to indemnify Employee against such claims and assessment of damages. The Company further represents that it has filed no lawsuits against Employee.
          (c) The Company further promises and agrees that it will not at any time disparage Employee, if the effect of such disparagement reasonably could be anticipated to cause material harm to Employee’s reputation.
     17. Notwithstanding anything in this Agreement to the contrary, the Company and Employee agree that the Indemnity Agreement, Incentive Stock Option Agreement (as revised herein), the Non-Qualified Stock Option Agreement (as revised herein) and the Restricted Units Agreement (as revised herein) shall remain in full force and effect.
     18. If Employee or the Company determines that the other has breached this Agreement, the non-breaching Party will notify the Party in breach of that fact in writing and the Party in breach will be afforded ten (10) days to cure the breach.
     19. Employee acknowledges that by the date Employee executes this Agreement, he will return to the Company any and all property of the Company, such as (but not limited to) marketing plans and related information, product development plans and related information, trade secret information, pricing information, vendor information, financial information, telephone lists, computer software and hardware, keys, credit cards, vehicle, telephone, camera and office equipment. Notwithstanding the above, Employee will be entitled to retain his computer (including any related accessories), his phone, and all his iGo products.
     20. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both Parties. No waiver or default of any term of this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature. This Agreement may not be changed except by writing signed by both Parties.
     21. This Agreement shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, trustees, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, trustees, successors, and assigns.
     22. For the same aforesaid consideration, it is further expressly agreed and understood that the Parties will promptly execute any and all documents that are necessary and appropriate to effectuate the terms of this Agreement.
     23. For the same aforesaid consideration, it is expressly agreed and understood that the contents of this Agreement, including its terms, any monetary consideration paid therein, and the parties thereto, shall not be disclosed, released or communicated to any person (except their attorneys, spouses, and tax consultants), including natural persons, corporations, partnerships, limited partnerships, joint ventures, sole proprietorships or other business entities, except for the purpose of enforcing this Agreement or any provision therein or pursuant to a lawful subpoena or except as otherwise required by applicable law (including, without limitation, Federal securities laws). Each Party agrees to give reasonable notice to the other in the event disclosure of this Agreement is sought by subpoena or otherwise.
     24. This Agreement is entered into and shall be interpreted, enforced and governed by the law of the State of Arizona. Any action regarding this Agreement shall be brought in a court in Maricopa County, Arizona. In any proceeding to enforce this Agreement, the prevailing Party shall be entitled to costs and reasonable attorneys’ fees.
     25. Notwithstanding anything in this Agreement to the contrary, in the event that Employee revokes this Agreement, this Agreement shall serve as written notice to Employee of the termination of the Employment Agreement and the employment relationship created thereunder effective as of the Contract Date; and the Parties agree that this Section 25 shall survive any such revocation.
     26. The parties agree that the Agreement may be executed in multiple originals.
     EXECUTED as of the Contract Date.

/s/ Charles R. Mollo
Charles R. Mollo

MOBILITY ELECTRONICS, INC.
By:	/s/ William O. Hunt
Printed: William O. Hunt
Title: Authorized Director